Exhibit 10.8

CONSULTANT AGREEMENT

This Agreement is made and entered into as of the 14th day of February, 2013 between Sigma Labs, Inc. (the “Company”) and Udo G. Rettberg (the “Consultant”).

In consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.	Appointment. The Company hereby retains the Consultant on a non-exclusive basis during the Term (as defined below) to render public relations and marketing services to the Company, upon the terms and conditions as set forth herein.

2.	Term. This Agreement shall be effective for a one-year period (the “Term”), extensions to be negotiated, commencing on the date hereof, provided; however, that the Company may terminate this Agreement for any reason and at any time upon ten (10) days’ written notice to the Consultant.

3.	Duties of Consultant. During the term of this Agreement, the Consultant shall provide to the Company: (a) public relations and marketing services to build market awareness for the Company’s business as directed by the Company; and (b) public relations/marketing progress reports which are to be delivered to the Company in writing on or before the 15th day of each month during the Term. It is understood and acknowledged by the parties that the Consultant: (a) shall perform its analysis and reach its conclusions about the Company independently, and that the Company shall have no involvement therein; (b) shall not render advice and/or services to the Company in any manner, directly or indirectly, that is in connection with the offer or sale of securities in a capital raising transaction or that could result in market marking, and (c) and any affiliates of Consultant shall not perform any services that require such parties to be licensed as a securities broker dealer under federal or state law.

4.	Compensation. For services to be rendered by the Consultant hereunder, the Consultant shall receive from the Company the equivalent of $120,000 in shares of common stock of the Company, based on a stock price of $0.03 per share (the “Shares”), which is equal to the closing price of the Company’s common stock on the date hereof, under the Company’s 2011 Equity Incentive Plan (the “Plan”). A copy of the Plan, as in effect on the date hereof, is attached as Exhibit A. The Shares will “vest” in accordance with the following schedule, and shall have such other terms as are set forth in the restricted stock agreement, attached hereto as Exhibit B, entered into by the Company and the Consultant concurrently with the execution of this Agreement:

1,000,000 shares immediately, and

250,000 shares will vest on the last day of each month of the Term commencing on February 28, 2013, provided that such vesting shall cease immediately as to any unvested Shares if the Consultant’s services as described herein are terminated.

5.	Confidentiality. Consultant acknowledges that as a consequence of its relationship with the Company, it may be given access to confidential information which may include the following types of information: trade secrets, products, product development, future marketing materials, business plans, certain methods of operations, procedures, improvements, systems, customer lists, supplier lists and specifications, and other private and confidential materials concerning the Company’s business (collectively, “Confidential Information”). Consultant covenants and agrees to hold such Confidential Information strictly confidential and shall only use such information solely to perform its duties under this Agreement, and Consultant shall refrain from allowing such information to be used in any way for its own private or commercial purposes. Consultant shall also refrain from disclosing any such Confidential Information to any third parties. Consultant further agrees that upon termination or expiration of this Agreement, it will return all Confidential Information and copies thereof to the Company and will destroy all notes, reports and other material prepared by or for it containing Confidential Information. Consultant understands and agrees that the Company might be irreparably harmed by violation of this Agreement and that monetary damages may be inadequate to compensate the Company. Accordingly, the Consultant agrees that, in addition to any other remedies available to it at law or in equity, the Company shall be entitled to injunctive relief to enforce the terms of this Agreement.

6.	Miscellaneous.

(a)	This Agreement embodies the entire Agreement and understanding between the Company and the Consultant and supersedes any and all negotiations, prior discussions and preliminary and prior arrangements and understandings related to the central subject matter hereof.
(b)	This Agreement has been duly authorized, executed and delivered by and on behalf of the Company and the Consultant.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

SIGMA LABS, INC

By:	/s/ Mark J. Cola
Name: Mark J. Cola Title: President and Chief Executive Officer

By:	/s/ Udo Rettberg
Name: Udo Rettberg Title: Address: Grethenweg 67 60598 Frankfurt am Main Germany

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